Exhibit 5.1

PS International Group Ltd.	D:	+852 3656 6054
Ogier Global (Cayman) Limited		+852 3656 6061
9 Nexus Way, Camana Bay
Grand Cayman, KY1 9009	E:	nathan.powell@ogier.com
Cayman Island		florence.chan@ogier.com

Reference:	FYC/AGC/510480.00001

12 August 2024

Dear Sirs

PS International Group Ltd. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission under the United States Securities Act 1933, as amended on or about the date hereof. The Form S-8 relates to the Company’s adoption of 2024 Share Incentive Plan which was effective on 18 July 2024 (the 2024 Share Incentive Plan).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 12 September 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 23 May 2024 (respectively, the Memorandum and the Articles);

(c)	the certificate of good standing of the Company dated 3 July 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a copy of the register of directors of the Company dated 29 July 2024 (the ROD);

(e)	the shareholder list of the Company as at 25 July 2024 maintained by Continental Stock Transfer & Trust Company and provided to us on 12 August 2024 (together with the ROD, the Registers);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(f)	the Form S-8;

(g)	a copy of the written resolutions of all the directors of the Company dated 5 August 2024 approving, among other things, the Company’s filing of the Form S-8 and the adoption of 2024 Share Incentive Plan (the Board Resolution);

(h)	a certificate from a director of the Company dated 12 August 2024 as to certain matters of fact (the Director’s Certificate); and

(i)	a copy of the 2024 Share Incentive Plan.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers, the Director’s Certificate and the 2024 Share Incentive Plan is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Board Resolution has been duly passed in accordance with the Company’s articles of association then in effect and remains in full force and effect, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the adoption of 2024 Share Incentive Plan in the Board Resolution and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolution;

(h)	neither the directors of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company will issue ESOP Shares (as defined below) in furtherance of its objects as set out in its Memorandum;

(j)	the Company will have sufficient authorized but unissued share capital to effect the issuance of ESOP Shares at the time of issuance;

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any ESOP Shares and none of the ESOP Shares have been offered or issued to residents of the Cayman Islands;

(l)	upon the issue of any ESOP Shares, the Company will receive consideration for the full exercise price thereof which shall be equal to at least the par value thereof;

(m)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the ESOP Shares, and the due execution and delivery thereof by each party thereto; and

(n)	the Company is, and after the allotment (where applicable) and issuance of any ESOP Shares will be, able to pay its liabilities as they fall due; and

(o)	there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3	Opinions

On the basis of the examination of the Documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company in the Cayman Islands and is validly existing and in good standing with the Registrar.

Authorised Shares Capital

(b)	Based solely on the Memorandum, the authorised share capital of the Company is US$50,000 divided into 500,000,000 shares, 400,000,000 of which shall be ordinary shares, US$0.0001 par value per share, and 100,000,000 shares of which shall be undesignated shares, US$0.0001 par value per share.

Valid Issuance of ESOP Shares

(c)	The shares of the Company to be issued in accordance with the 2024 Share Incentive Plan (the ESOP Shares) have been duly authorised by board of directors of the Company for issue and when:

(i)	all provisions of the Memorandum and Articles, the 2024 Share Incentive Plan, the application award agreement and the Board Resolution have been satisfied;

(ii)	full payment of exercise price, which is not less than the par value per ESOP Share, has been received by the Company; and

(iii)	such issuance of ESOP Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2024 Share Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2024 Share Incentive Plan is effective.

Yours faithfully

/s/ Ogier